Exhibit 99.1
Press Release

Ikanos Regains NASDAQ Compliance

FREMONT, CA, March 5, 2015 – Ikanos Communications, Inc. (NASDAQ:IKAN), a leading provider of advanced broadband semiconductor and software products for the connected home, today announced that it has received notice from The NASDAQ Stock Market that the company has regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market.

As previously reported, NASDAQ had notified the company that the bid price of the company’s common stock had closed below the minimum $1.00 per share requirement and, as a result, the company was not in compliance with Listing Rule 5550(a)(2). After completion of a reverse stock split that occurred on February 13, 2015, NASDAQ on March 3, 2015, notified the company that the closing bid price of its common stock has been at $1.00 per share or greater for at least 10 consecutive business days, and, accordingly, NASDAQ has confirmed to the company that it has regained compliance with the minimum bid price rule and that the matter is now closed.

About Ikanos Communications, Inc.
Ikanos Communications, Inc. (NASDAQ:IKAN) is a leading provider of advanced broadband semiconductor and software products for the connected home. The company’s DSL, communications processors and other offerings power infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

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© 2015 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos and the Ikanos logo, the Bandwidth without Boundaries tagline, Fusiv, Ikanos Velocity, and Ikanos NodeScale are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Ikanos Media Contact:
Gary Good
Trainer Communications
707-837-1718
Ikanos@trainercomm.com

Investor Relations Contact:
MKR Group, Inc.
Todd Kehrli or Jim Byers
(323) 468-2300
ikan@mkr-group.com